Exhibit 23.1

To the Board of Directors and Shareholders of Nukkleus, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of Nukkleus, Inc. of our report dated May 8, 2025, relating to our audit of the consolidated balance sheet of Nukkleus, Inc. as of December 31, 2024, September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the periods then ended, and the related notes.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

February 10, 2026.

We served as the Company’s auditor since 2023

Los Angeles, California

PCAOB ID Number 6580